Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this " Agreement") is entered into this 1st day of April 2009 and is by and between Christopher T. Sunyich (“Executive”) and Ideal Financial Solutions, Inc., a Nevada corporation (“Employer”).  Executive and Employer are collectively referred to herein sometimes as the “Parties.”

R E C I T A L S:

WHEREAS, Employer’s board of directors (the “Board”) desires to employ Executive in an executive capacity and the Executive desires to be employed in such capacity.

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
Term

1.1           Employment.  Employer employs Executive and Executive accepts employment under the terms and conditions of this Agreement. Executive shall provide the services required hereunder at Employer’s corporate office.

1.2           Term.  The term of this Agreement is perpetual and Employee may be terminated only as provided for herein.

ARTICLE II
Compensation

2.1           Compensation.  For all services rendered by Executive, Employer shall pay Executive the salary of $150,000 per year, commencing on April 1, 2009.  If Employer is unable to pay the full amount of compensation hereunder, it shall accrue the same and pay it to Employee when it is fiscally able to pay the same. Employer shall deduct federal, state withholding taxes and all other applicable and required taxes.

The Parties agree that Executive’s compensation will not exceed $120,000 per annum until Employer achieves profitability for one month or is otherwise sufficiently capitalized so that it is fiscally able to pay such salary.  To compensate for Employer’s financial inability to pay Executive’s full salary at the time this Agreement is executed, Executive will receive an option to purchase 15,000 shares of Employer’s common stock for each two-week pay period of reduced salary (the “Interim Option Plan”). Once profitability for one month or capitalization is achieved Executive’s will begin to receive his agreed upon salary.  The Interim Option Plan will terminate once Executive begins to receive his full salary hereunder.

1	Employer /s/

Employee /s/

A.  Salary Adjustment. Employer and Executive agree to review Employee’s salary bi-annually to determine whether an adjustment should be made or not; and agree to review the same bi-annually.

2.2           Automobile Allowance.  Executive shall be entitled to a net (after tax) automobile allowance of $400 per month, commencing when the Board determines that Employer is financially able to pay such allowance. Unpaid car allowance shall not accrue. Employer shall also pay Executive’s cell phone, automobile insurance and reasonable maintenance, also commencing when the Board determines that Employer is financially able to pay such allowances.

2.3           Bonus Pools. Executive will be entitled to participate in any and all executive bonus pools (whether comprised of cash, stock or cash and stock) that Employer offers to its executives.

2.4           Executive Benefits. In addition to the foregoing, Executive shall be entitled to the following benefits:

A. Expenses.  Executive may incur reasonable expenses for promoting Employer's business, including expenses for entertainment, travel and similar items.  Employer will reimburse Executive for all such reasonable expenses upon Executive's presentation of an itemized account of such expenditures.

B. Vacations.  Executive shall be entitled each year to fifteen (20) days per year plus all holidays recognized by Employer.

C. Health and Life Insurance. Executive and his family shall be entitled to receive health and life insurance benefits. Employer shall pay all premiums associated with such insurance benefits.

ARTICLE III
Duties of Executive

3.1           Duties.  Executive is engaged as Employer’s President and shall have authority over decision-making and managerial duties regarding all Employer’s   business operations pertaining thereto according to business plans and strategies provided by Employer, reporting only to the Chief Executive Officer or the Board of Directors. The precise services of Executive may be extended or amended by mutual agreement of Employer and Executive from time to time.

3.2           Extent of Services.  Executive shall devote so much of his productive time, ability and attention to the financial business of the Company as is necessary to fulfill his duties, and shall perform all such duties in a professional, ethical and businesslike manner.  Executive will not, either during the term of this Agreement and for a period of twelve (12) months thereafter, directly or indirectly engage in any other business, either as an Executive, employer, consultant, principal, officer, director, advisor, or in any other business capacity, which is competitive with the business of the Company, without the express written consent of the Company.

2	Employer /s/

Employee /s/

3.3           Engaging in Other Employment.  Executive hereby agrees to undertake the responsibilities for and devote his productive time, abilities, and attention to the business of Employer during the term of this Agreement.

3.4           Regulations.  Executive agrees to comply with all federal, state and local laws, ordinances, and regulations in the conduct of his business on behalf of Employer.

3.5           Executive as a Shareholder of Employer.  Employer recognizes that Executive is a shareholder of Employer.  Executive may be issued shares of common stock of Employer in the future as a result of a purchase or bonus (“Executive’s Shares”). Employee is also a member of Employer’s board of directors.

3.6           Accountability.  Executive shall be directly responsible solely to Employer’s Board of Directors.

ARTICLE IV
Duties of Employer

4.1  Payment of Compensation and Provision of Benefits.  During the term hereof, Employer agrees to pay all compensation, benefits, allowances and vacation due Executive as set forth herein.

4.2   Working Facilities.  Employer shall provide offices, accounting help and such other facilities and services as are suitable to his position and appropriate for the performance of his duties.

ARTICLE V
Disability; Death During Employment

5.1  Disability.  If Executive is unable to perform his services by reason of illness or incapacity for a period of more than one (1) month, the compensation thereafter payable to him during the continued period of such illness or incapacity for a period not to exceed sic (6) months shall be sixty percent (60%) of Executive’s then existing salary. Executive’s full compensation shall be reinstated upon his recovery. Notwithstanding anything to the contrary, Employer may terminate this Agreement at any time after Executive shall be absent from his employment, for whatever cause, for a continuous period of more than twelve (12) months, and the obligations of Employer shall thereupon terminate.  If it is determined, pursuant to the terms of this Agreement, that Executive is disabled or incapacitated and cannot discharge the duties and responsibilities contemplated hereunder, Employer shall have the right to hire an Executive to replace him in whatever position he may have at that time.

A. Disability Insurance.  In lieu of the foregoing, Employer may obtain disability insurance for Executive.  Should this occur, paragraph 5.1 above shall be null and void and the terms of said disability insurance shall govern, so long as the terms in such policy are equal to or greater than the terms outlined in Section 5.1 above.

3	Employer /s/

Employee /s/

ARTICLE VI
Confidential Information; Trade Secrets; Proprietary Rights

6.1           Confidentiality.  Executive hereby acknowledges that he has received information regarding the business of Employer, including but not limited to customer lists, product information, business strategy, product and service pricing, executive agreements, all of which are confidential information (the “Confidential Information”).  The Parties hereto recognize and acknowledge that the Confidential Information is proprietary and integral to Employer’s business and agrees to keep such Confidential Information confidential and not disclose the same to any third person, corporation and/or entity for a period of two (2) years subsequent to the termination of this Agreement or termination of Executive as an Executive of Employer, whether such termination is with or without cause.

ARTICLE VII
Non-Competition

7.1           Non-Competition.  During Executive’s term of employment set forth in this Agreement, and for a period of two (2) years thereafter, Executive will not directly or indirectly be an owner, partner, director, manager, officer or Executive or otherwise render services or be associated with any business that competes with Employer.

ARTICLE VIII
Termination

8.1           Termination With Cause. Employer may terminate Executive with cause upon providing thirty (30) days’ advance written notice to Executive. Upon termination with cause, Executive shall be entitled to cash compensation equal to three (3) month’s salary. For purposes of this Agreement, termination “with cause” shall be for any of the following:

A.	Any breach of any material obligations owed to Employer; or
B.	Conviction of a felony or any act involving moral turpitude; or
C.	Failure to follows the directions of the CEO and/or Employer’s board of directors.

Upon termination hereunder, Employee shall retain any and all of Employer’s stock he holds at the time of termination.

8.2           Termination Without Cause. Employer may terminate Executive without cause upon providing thirty (30) days advance written notice to Executive. Upon termination without cause by Employer, Executive shall be entitled to cash compensation equal to six month’s salary.   In the event of termination without cause, all cash compensation, as referred to above, shall be paid to Executive on a semi-monthly basis. Upon termination hereunder, Employee shall retain any and all of Employer’s stock he holds at the time of termination.

8.3           Termination Upon Sale of Business.  Notwithstanding anything to the contrary, Employer may terminate this Agreement upon thirty (30) days' written notice upon the occurrence of any of the following events, which any one event will be treated as a termination without cause for purposes of severance allowance pursuant to this Agreement.

4	Employer /s/

Employee /s/

A.           The sale by Employer of substantially all of its assets to a single purchaser or a group of associated purchasers;

B.           The sale, exchange or other disposition, in one transaction, of more than fifty percent (50%) of the outstanding common stock of the Employer;

C.           A decision by Employer to terminate its business and liquidate its assets; or the merger or consolidation of Employer in a transaction in which the shareholders of Employer receive more than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

D.           Notwithstanding the foregoing, should Employer agree to sell all or substantially all of its assets, Employer shall purchase Executive’s Shares for an amount equal to the greater of the Stock Purchase Price or the same price sold by shareholders of Employer.

ARTICLE IX
General Provisions

9.1.            Waiver of Breach.  The waiver by Employer of breach of any provisions of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

9.2            Assignment.  Executive acknowledges that the services to be rendered by him are unique and personal.  Accordingly, Executive may not assign any of his rights under this Agreement.  The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

9.3           Modification.  This Agreement may not be modified, changed or altered orally but only by an agreement in writing signed by the party against an enforcement of any waiver, change, modification, extension or discharge as sought.

9.4           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Utah.

9.5           Integration Clause.  This instrument contains the entire agreement between the Parties hereto and supersedes any and all prior written and/or oral agreements.  This Agreement may be altered or modified only in writing signed by the Parties hereto.

9.6           Notices.  Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to the Parties at each party’s last known address.

9.7           Attorneys' Fees.  Should any party seek the enforcement of any term of this Agreement, the prevailing party thereunder shall be entitled to attorneys' fees and costs for the enforcement of such term or provision.

5	Employer /s/

Employee /s/

EMPLOYEE:  CHRISTOPHER T. SUNYICH

/s/
Christopher T. Sunyich

EMPLOYER: IDEAL FINANCIAL SOLUTIONS, INC.

By: /s/
      Steven L. Sunyich, CEO

6	Employer /s/

Employee /s/